Exhibit 1.1

CDC Corporation’s mobile services and online gaming unit, China.com Inc., announces appointment of Executive Director

Hong Kong, Beijing, Atlanta. November 18, 2005 ¢w China.com Inc. (“China.com”; Hong Kong Stock Code: 8006), a Mobile Value Added Services (MVAS), Internet services and online game provider operating principally in China, and an 81%-owned subsidiary of CDC Corporation (NASDAQ: CHINA), today announced the nomination of Albert Lam as an executive director to the Board, subject to regulatory approval.

Albert Lam currently serves as President and Chief Operating Officer of China.com. Albert came to China.com after having been an original architect of its MVAS business at Newpalm (China) Information Technology Co. Ltd., a mobile value-added services provider in China and a wholly-owned subsidiary of China.com since 2001.

Albert has over 24 years of experience in the telecommunications and IT industries in Greater China and North America, of which nearly 20 years were spent in China. Prior to joining China.com, Albert headed the MVAS business in Asia and served in various General Manager positions during his seven years at Motorola. In addition, he spent 13 years in various management roles with Nortel Networks and General Electric.

Given his strong ties with industry participants including the telecom operators in China, Albert was instrumental in navigating China.com through relatively challenging times particularly with various obstacles within the MVAS business. Today, China.com’s results are the strongest that they have ever been both in terms of financial results as well as a diversified revenue base. The online games initiative continues to grow, the portal continues to hit key operational matrices and the MVAS business has undergone three sequential quarters of double-digit percentage revenue growth and has progressively diversified away from SMS revenues to a point where revenues from advanced mobile products such as MMS or WAP represent 60% of total MVAS revenue.

Commenting on the nomination, Mr. Steven Chan, Acting CEO of CDC Corporation, said, “I am delighted to have an executive with Albert’s impressive credentials join the China.com Board. Albert brings with him many years of China-based operating experience and a track record of delivering outstanding performance in a highly competitive global industry, which will be of great value.”

“After nearly two years with the company, I am pleased to be nominated as Executive Director at such a pivotal moment. China.com has proved itself to be a dynamic player in the fast-moving MVAS and online gaming marketplace in China and has established such a strong competitive position. I look forward to working closer with our board and team to grow and lead the company as it achieves its goals in 2005 and beyond,” said Albert Lam, President and Chief Operating Officer, China.com.

About CDC Corporation

CDC Corporation (NASDAQ: CHINA) is focused on enterprise software, mobile applications and online games. As part of its strategic review, the company has reorganized into two primary operating business units, CDC Software and China.com Inc.

For more information about CDC Corporation, please visit the website http://www.cdccorporation.net

About China.com Inc.

China.com Inc. (stock code: 8006; website: www.inc.china.com), a leading Mobile Value Added Services (MVAS), Internet services and online game company operating principally in China, and an 81%-owned subsidiary of CDC Corporation (formerly chinadotcom corporation) (NASDAQ: CHINA; website: www.cdccorporation.net), was listed on the GEM of the Stock Exchange of Hong Kong Limited on March 9, 2000. In December 2000, China.com Inc. was admitted as a constituent stock of the Hang Seng IT and IT Portfolio Indices.

Safe Harbor Statement

There is no assurance that the current growth of China.com Inc.’s business can be maintained. The statements in this news release, other than historical financial information, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results.

For further information, please contact:

Media Relations Ida Ho Corporate Communications Manager China.com Inc. Tel: (852) 2237 7181 Fax: (852) 2571 0410 e-mail: ida.ho@hk.china.com	Investor Relations Craig Celek Vice President, Investor Relations CDC Corporation Tel: 1 (212) 661 2160 Fax: 1 (646) 827 2421 e-mail: craig.celek@cdccorporation.net